Exhibit 107
CALCULATION OF FILING FEES TABLE
FORM S-8
(Form Type)

Spotify Technology S.A.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares (par value of €0.000625 per share)	Other	280,000	$434.67	$121,707,600.00	0.00013810	$16,807.82
Total Offering Amounts					$121,707,600.00		$16,807.82
Total Fee Offsets							$0.00
Net Fee Due							$16,807.82

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares, nominal value of €0.000625 per share (“Ordinary Shares”), of Spotify Technology S.A. (the “Company”) that become issuable under the Terms and Conditions Governing Director Stock Options 2026/2031 in the Company along with the appendices thereto (the “2026 DSOP”) and the Terms and Conditions Governing Director Restricted Stock Units 2026/2031 in the Company along with the appendices thereto (the “2026 Director RSU Plan”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.The 2026 DSOP and the 2026 Director RSU Plan collectively authorize the issuance of up to a maximum of 280,000 Ordinary Shares. Ordinary Shares available for grant or sale under each of the 2026 DSOP and the 2026 Director RSU Plan will be reduced by the net Ordinary Shares granted under any such plan.

(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per Ordinary Share as reported on the New York Stock Exchange on April 28, 2026.